Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BVA_GGVI (BlackRock Global Opportunities V.I. Fund (Ins - Var Ser) BR_CSF-WAF (BlackRock Commodity Strategies Fund - Agriculture Sleeve) BR_GO_EQ (BlackRock Global Opportunities Portfolio (Equity)
BGO  (BlackRock Global Opportunities Equity Trust)

The Offering
Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
06-19-2013
Security Type:
EQUITY/EQUITY

Issuer
Weyerhaeuser Company
Selling Underwriter
Morgan Stanley & Co. LLC
Affiliated
Underwriter(s)
[X]  PNC Capital Markets LLC
[ ] Other:
List of
Underwriter(s)
Morgan Stanley & Co. LLC, Deutsche Bank Securities
Inc., Citigroup Global Markets Inc., Allen &
Company LLC, J.P. Morgan Securities LLC, Goldman,
Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Mitsubishi UFJ Securities (USA)
Inc., PNC Capital Markets LLC, Wells Fargo
Securities, LLC


Transaction Details
Date of Purchase
06-19-2013

Purchase Price/Share
(per share / % of
par)
$27.75
Total
Commission,
Spread or
Profit
3.00%

1.	Aggregate Principal Amount Purchased (a+b)
234,000
a.	US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
115,000
b.	Other BlackRock Clients
119,000
2.	Aggregate Principal Amount of Offering
29,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.008069



Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[X]U.S. Registered Public Offering   [Issuer must have 3 years of continuous
operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years of continuous
operations]
[ ] Eligible Municipal Securities   [Issuer must have 3 years of continuous
operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years of continuous
operations]
[ ] Government Securities Offering
Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.
Firm Commitment Offering (check ONE)
[X]
YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
No Benefit to Affiliated Underwriter (check ONE)
[X]
YES
[ ]NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date
:
06-21-2013

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date
:
06-21-2013

Global Syndicate Team Member










Definitions
Term
Definition
Fund Ratio
Number appearing at the bottom of page 1 of 2 of the
Rule 10f-3 Report form. It is the sum of the Funds' participation in the offering divided by the total amount of the offering.
Eligible Foreign Offering
The securities are sold in a public offering conducted
under the laws of a country other than the United
States and
(a)	the offering is subject to regulation in such
country by a "foreign financial regulatory
authority," as defined in Section 2(a)(50) of the
Investment Company Act of 1940;
(b)	the securities were offered at a fixed price to all
purchasers in the offering (except for any rights to
purchase securities that are required by law to be
granted to existing security holders of the issuer);
(c)	financial statements, prepared and audited as
required or permitted by the appropriate foreign
financial regulatory authority in such country, for
the two years prior to the offering, were made
available to the public and prospective purchasers
in connection with the offering; and
(d)	if the issuer is a "domestic issuer," i.e., other than
a foreign government, a national of any foreign
country, or a corporation or other organization
incorporated or organized under the laws of any
foreign country, it (1) has a class of securities
registered pursuant to section 12(b) or 12(g) of
the Securities Exchange Act of 1934 or is required
to file reports pursuant to section 15(d) of that act,
and (2) has filed all the material required to be
filed pursuant to section 13(a) or 15(d) of that act
for a period of at least 12 months immediately
preceding the sale of securities (or for such
shorter period that the issuer was required to file
such material)
Eligible Municipal Securities
The securities are direct obligations of, or obligations guaranteed as to principal or interest by, a State or any political subdivision thereof, or any agency or instrumentality of a State or any political subdivision thereof, or any municipal corporate instrumentality of one or more States, or any security which is an
industrial development bond (as defined in section
103(c)(2) of Title 26) the interest on which is
excludable from gross income under certain provisions
of the Internal Revenue Code.
(a)	with respect to ratings, the securities
(1)	have received an investment grade rating
from at least one nationally recognized
statistical rating organization ("NRSRO"); or
(2)	have received one of the three highest
ratings from an NRSRO, if the issuer of the
municipal securities, or the entity supplying
the revenue or other payments from which
the issue is to be paid, has been in
continuous operation for less than three
years, including the operation of any
predecessors.
(b) The purchases of municipal securities, if any, were
not designated as group sales or otherwise
allocated to the account of any prohibited seller
(i.e., an affiliated underwriter).
Eligible Rule 144A Offering
The securities are sold in an offering where
(a)	the securities are offered or sold in transactions
exempt from registration under Section 4(2) of the
Securities Act of 1933, Rule 144A thereunder, or
Rules 501-508 thereunder;
(b)	the securities were sold to persons that the seller
and any person acting on behalf of the seller
reasonably believe to include qualified institutional
buyers, as defined in Rule 144A ("QIBs"); and
(c)	the seller and any person acting on behalf of the
seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule
144A
Government Securities Offering
The security is issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing
U.S. Registered Public Offering.
The securities offered are registered under the Securities Act of 1933 that are being offered to the public.

Rule 10f-3 Report - Definitions








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